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                                                                    Exhibit 23.1

                       Consent of Independent Accountants

The Board of Directors
Markel Corporation:

We consent to the use of our report dated February 1, 2002, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Richmond, Virginia
April 12, 2002